Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-171385, 333-41409, 333-90375 and 333-165605 on Form S-8 of our reports relating to the financial statements of Thor Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, dated September 21, 2015, appearing in this Annual Report on Form 10-K of Thor Industries, Inc. for the year ended July 31, 2015.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 21, 2015